UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Bacot, J. Carter
   Bank of New York
   49 Wall Street
   3rd Floor
   New York, NY  10286
2. Issuer Name and Ticker or Trading Symbol
   Associates First Capital Corporation
   AFS
3. IRS or Social Security Number of Reporting Person (Voluntary)
    057-28-255
4. Statement for Month/Year
   12/31/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Phantom Stock Units     |1-for-1 |2/20/|5/A |98.4848    |A  |(1)  |(1)  |Class A Comm|98.4848|$49.50 |            |D  |            |
                        |        |1997 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |5/29/|5/A |104.0      |A  |(1)  |(1)  |Class A Comm|104.0  |$46.875|            |D  |            |
                        |        |1997 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |8/28/|5/A |82.8025    |A  |(1)  |(1)  |Class A Comm|82.8025|$58.875|            |D  |            |
                        |        |1997 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |12/4/|5/A |74.2857    |A  |(1)  |(1)  |Class A Comm|74.2857|$63.312|            |D  |            |
                        |        |1997 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |2/12/|A   |66.4390    |A  |(1)  |(1)  |Class A Comm|66.4390|$73.375|            |D  |            |
                        |        |1998 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |4/8/1|A   |6.26       |A  |(1)  |(1)  |Class A Comm|6.26   |$83.75 |            |D  |            |
                        |        |998  |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |5/28/|A   |64.57      |A  |(1)  |(1)  |Class A Comm|64.57  |$75.50 |            |D  |            |
                        |        |1998 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |8/27/|A   |72.693     |A  |(1)  |(1)  |Class A Comm|72.693 |$67.50 |            |D  |            |
                        |        |1998 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |12/3/|A   |64.044     |A  |(1)  |(1)  |Class A Comm|64.044 |$76.00 |            |D  |            |
                        |        |1998 |    |           |   |     |     |on Stock    |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |1,290.7463 (|D  |            |
                        |        |     |    |           |   |     |     |            |       |       |2)(3)       |   |            |
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
Explanation of Responses:
1. The Phantom Stock units were acquired under AFS's Directors Deferred Compensation Unit Plan and are to be settled in cash upon the reporting person's retirement from the Board of Directors at the time and in the manner elected by the reporting person at the time of the deferral election.
2. Includes 10.2552 shares acquired pursuant to a dividend reinvestment feature of the Directors Deferred Compensation Plan.
3. The amount of securities owned has been adjusted to reflect a 2-for-1 split of AFS's common stock on December 23, 1998.
SIGNATURE OF REPORTING PERSON
/s/ Frederic C. Liskow on behalf of J. Carter Bacot
DATE
February 12, 1999